Exhibit 2.2

EXECUTION VERSION

ELLIE MAE, INC.

MAVENT HOLDINGS INC.

MAVENT ACQUISITION CORP.

CERTAIN STOCKHOLDERS OF MAVENT HOLDINGS INC.

AGREEMENT AND PLAN OF MERGER

NOVEMBER 25, 2009

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of November 25, 2009, by and among Ellie Mae, Inc., a California corporation (which is in the process of reincorporating in Delaware) (“Acquiror”), Mavent Acquisition Corp., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Mavent Holdings Inc., a Delaware corporation (“Target”), and the Principal Stockholders. For the purposes of this Agreement, the term “Principal Stockholders” means Financial Technology Ventures, L.P., Financial Technology Ventures (Q), L.P., Financial Technology Ventures II, L.P., and Financial Technology Ventures II (Q), L.P.

RECITALS

A.     The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the merger of Merger Sub and Target (the “Merger”) and, in furtherance thereof, have approved the Merger. Pursuant to the Merger, among other things, the outstanding shares of capital stock of Target (the “Target Capital Stock”) shall be converted into the right to receive cash at the rates set forth herein.

B.     Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT

The parties hereby agree as follows:

SECTION ONE

1.     The Merger.

1.1      The Merger At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2      Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, (and in no event later than 5 business days after the satisfaction or waiver of each of the conditions set forth in Section 4 below or at such other time as the parties agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Certificate of Merger, together with the required officers’ certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”). The Closing shall take place at the offices of SFVentureLaw, PC,

180 Sansome Street Floor 11, San Francisco, California, or at such other location as the parties agree.

1.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. At the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4      Certificate of Incorporation; Bylaws.

(a)     At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

(b)     At the Effective time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.5      Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6      Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, Target or any of their respective stockholders, the following shall occur at the Effective Time:

(a)     Conversion of Target Capital Stock. All of the issued and outstanding shares of Common Stock, par value $.001 per share, and Preferred Stock, par value $.001 per share, of Target (the “Target Common Stock” and “Target Preferred Stock,” respectively, and collectively, “Target Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(b) and shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters’ rights in accordance with applicable law (“Dissenting Shares”)) shall be converted into the right to receive a portion of the Merger Consideration, if any such Merger Consideration becomes payable pursuant to the terms of this Agreement (including in light of any indemnification obligations that may be offset against any such amounts pursuant hereto), based upon the applicable shares of Target Stock (including the class or series thereof) outstanding as of the Effective Time. Such Merger Consideration shall be paid to the applicable former holders of Target Stock pursuant to and in accordance with the Certificate of Incorporation of Target as in effect immediately prior to the Effective Time. For the avoidance of doubt, the allocation of the Merger Consideration shall be allocated among the holders of Target Stock as of the Closing in accordance with Schedule 1.6 (the “Merger Consideration Spreadsheet”). The Merger Consideration Spreadsheet sets forth the name of each holder of Target Stock and the respective amounts to be paid to each such holder in accordance with the Certificate of Incorporation of Target as in effect as of the date hereof, and shall be updated by the Target (to reflect all accrued dividends on the Target Preferred Stock through the Closing Date) and delivered to the Acquiror immediately prior to the Effective Time. All shares of Target Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Target Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 1.7, without interest.

(b)     Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, all shares of Target Capital Stock that are owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c)     Target Options and Warrants.

(i)        Target Options. Effective immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding options to purchase Target Common Stock (the “Target Options”) issued under the Target’s 2003 Stock Option and Restricted Stock Purchase Plan, as amended, the Target’s 2007 Stock Incentive Plan, as amended (collectively, the “Target Stock Option Plans”), or otherwise, that have not been exercised shall be cancelled by virtue of the Merger without any action on the part of the holder thereof, and no Target Options shall be assumed by the Acquiror or the Surviving Corporation.

(ii)        Target Warrants. Effective immediately prior to the Effective Time and contingent upon consummation of the Merger, all outstanding warrants to purchase Target Capital Stock (the “Target Warrants”) shall terminate unexercised by virtue of the Merger and without any action on the part of the holder thereof.

(iii)        Notice to Holders of Options and Warrants. Target shall, prior to the Effective Time, provide timely notice in accordance with the terms of the Target Option Plans to all holders of outstanding Target Options and Target Warrants describing the treatment of such Target Options and Target Warrants as provided in this Agreement.

(d)     Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)     Adjustments. The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date of this Agreement and prior to the Effective Time.

(f)     Dissenters’ Rights. Any Dissenting Shares shall not be converted into the right to receive the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to applicable law. Target agrees that, except with the prior written consent of Acquiror, or as required under applicable law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares who, pursuant to the provisions of applicable law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after such value shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such holder of certificate or certificates representing shares of Target Capital Stock, the Merger Consideration to which such holder would otherwise be entitled under this Section 1.6 and the Certificate of Merger, as and when such holder becomes so entitled thereto. To the extent that Acquiror, the Surviving Corporation or the Target (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Acquiror shall be entitled to recover from the Earn-Out Consideration the amount of such Dissenting Share Payments.

1.7      Surrender of Certificates.

(a)     Exchange Agent. Financial Technology Ventures II (Q), L.P. shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)     Exchange Procedures. Prior to the Effective Time, Target shall cause to be mailed to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represent outstanding shares of Target Capital Stock, whose shares shall be converted into the right to receive the Merger Consideration pursuant to Section 1.6 (including, for the avoidance of doubt, any portion of the Merger Consideration, if applicable, pursuant to Section 1.9), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall following the Closing be entitled to receive in exchange therefor the right to receive Merger Consideration, as applicable, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the Merger Consideration, as applicable.

(c)      No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Exchange Agent shall solely in connection with its role as Exchange Agent: (i) have no obligations, responsibilities or duties except as expressly set forth herein; (ii) have no liabilities to any party hereto (or any third party) arising out of, related to, or otherwise in connection with, the performance of, or the failure to perform, any obligations, responsibilities or duties set forth herein except in the event of the Exchange Agent’s willful misconduct or gross negligence with respect to the performance of its obligations hereunder; and (iii) in no event be liable for any special, exemplary, punitive, consequential, incidental or indirect damages in connection with the performance of its obligations hereunder. Nothing in this subsection 1.7(c) shall be deemed to in any way modify the liability or indemnfication obligations of any Principal Stockholder to the Acquiror under this Agreement.

(d)      Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section  1.6 hereof.

1.8      No Further Ownership Rights in Target Capital Stock. The receipt at the Effective Time of the right to receive the Merger Consideration as provided herein shall constitute full satisfaction of all rights pertaining to such shares of Target Capital Stock, and from and after the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 1.

1.9      Earn-Out Consideration.

(a)       For each of the years ending December 31, 2010, 2011 and 2012 (collectively, the “Earn-Out Period”), the Target Stockholders (in the aggregate) shall be entitled to receive (if and to the extent, with respect to any particular Target Stockholder, that such Target Stockholder is entitled to receive Merger Consideration in accordance with Section 1.6), and the Acquiror shall pay, an aggregate amount equal to twenty percent (20%) of revenues (as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied during the applicable periods) in excess of $3,600,000 (the “Revenue Minimum”) received by Acquiror (on a consolidated basis together with all of its subsidiaries and affiliates, including the Surviving Corporation) for each such year from the sale of those Target products that were being sold as of the Closing (including any enhancements, modifications or improvements of such products) to (i) customers of Target identified on Exhibit B attached hereto, (ii) each of the Top 25 Lenders as identified in Exhibit B attached hereto, and

(iii) customers who purchase products or services under Target’s Loan Mod Forensics brand (including license revenue therefrom), reduced by (Y) the amount of any FTV Contingent Payment made with respect to such year as provided in Section 1.14 and (Z) any Reimbursable Indemnification Payments made by the Principal Stockholders pursuant to Section 9.2(c) (collectively, the “Earn-Out Consideration”). The aggregate Earn-Out Consideration payable pursuant to this Section 1.9 with respect to the Earn-Out Period is referred to herein as the “Merger Consideration.” The Earn-Out Consideration payable for any particular fiscal year during the Earn-Out Period shall be determined by the Acquiror in good faith as soon as practicable (and in any event within forty-five (45) days) after the end of such fiscal year, and a reasonably detailed calculation and itemization thereof shall be promptly delivered to the Exchange Agent and the Principal Stockholders. The Earn-Out Consideration payable for any particular fiscal year during the Earn-Out Period as determined by the Acquiror and set forth in the calculation and itemization thereof shall be deemed to be final and conclusive unless the Principal Stockholders object thereto by written notice to Acquiror within twenty (20) business days after their receipt of the same. If the Principal Stockholders shall so object, the parties shall cooperate in good faith for a period of no less than 30 days to resolve any such dispute in a mutually satisfactory manner. If no such resolution can be obtained within such 30-day period, then the undisputed portion (if any) of the Earn-Out Consideration for the period(s) in question shall be promptly paid by Acquiror and at any time thereafter either party may pursue arbitration as set forth herein to resolve the disputed portion of the Earn-Out Consideration. In such case, the parties agree to the appointment of three (3) arbitrators, with one arbitrator selected by each party, and the third selected by the American Arbitration Association (“AAA”). The arbitration shall be conducted in Alameda County, California in accordance with the commercial arbitration rules, regulations and procedures of the AAA, and the decision of the arbitration panel shall be final and binding on both parties. Judgment on the arbitrators’ award may be entered by any court having jurisdiction. The Earn-Out Consideration (including any undisputed portions thereof), if any, for each particular fiscal year in the Earn Out Period shall be distributed by Acquiror to Exchange Agent promptly upon its final determination (by agreement of the parties or otherwise) and shall therafter shall be promptly distributed by the Exchange Agent to the Target Stockholders in the manner described in Section 1.6 and in accordance with the Merger Consideration Spreadsheet.

(b)      Earn-Out Generally. The parties acknowledge and agree that Acquiror’s achievement of the revenue targets described above are material factors in determining the valuation of the Target by Acquiror. Therefore, the Target Stockholders shall have no right to receive any portion of the Earn-Out Consideration except as provided herein. The Acquiror shall provide the Principal Stockholders, within thirty (30) days following the end of each completed quarter during the Earn-Out Period, with reasonably detailed unaudited financial information with respect to the revenues received during such quarter that would reasonably be expected to apply to the determination of any Earn-Out Consideration that may be payable for the year in which such quarter occurs. The Acquiror shall provide such additional documentary and other information as the Principal Stockholders (or any of them) may reasonably request from time to time in connection with the verification and evaluation of the amount of Earn-Out Consideration that is or may be payable pursuant to this Agreement (subject to, if deemed necessary by the Acquiror, a customary confidentiality agreement in form and substance reasonably satisfactory to the Acquiror and the Principal Stockholders). The Acquiror shall meet and confer with the Principal Stockholders from time to time, as reasonably requested by the Principal Stockholders, with respect to matters of material significance affecting the generation of revenues that would count towards the accrual of Earn-Out Consideration in any applicable period. The Acquiror shall operate its businesses in good faith and without any intent to prejudice the Surviving Corporation or any of its other businesses that generate revenue applicable to Earn-Out Consideration. Until the end of the Earn-Out Period, the Acquiror agrees that it and its affiliates (including the Surviving Corporation) will continue to support and promote the products that would be counted in the Earn-Out Consideration in a commercially reasonable manner (the “Product Support Obligation”). Notwithstanding the above, the Product Support Obligation is not intended to in any way inhibit or restrict Acquiror from choosing alternative methods to promote or support the products so long as Acquiror does so in a commercially reasonable manner.

(c)     Earn-Out as Merger Consideration. The Earn-Out Consideration does not constitute compensation for services, but rather constitutes the consideration for the Target Capital Stock purchased by Acquior in the Merger and shall be treated as such (subject to the requirement to treat a portion as imputed interest) for all tax purposes.

1.10     Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11     Withholding. Each of the Exchange Agent, Acquiror, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Target Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.12     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to such payment, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Acquiror may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.13     Cash Payments by Acquiror at Closing. In addition to its payment of the Merger Consideration as provided herein, at the Closing the Acquiror shall pay on behalf of the Target, an aggregate of Five Hundred Thousand Dollars ($500,000) (the “Closing Cash Payment”) by wire transfer of immediately available funds to the accounts and in the amounts designated on Schedule 1.13 in payment of (i) Target’s costs and expenses incurred in connection with this Agreement and (ii) a portion of the outstanding amounts under the Target’s existing credit facility (the “Silicon Valley Bank Loan”) with Silicon Valley Bank (“SVB”). Schedule 1.13 shall be updated by the Target (to reflect its costs and expenses incurred in connection with this Agreement through the Closing Date) and delivered to the Acquiror immediately prior to the Effective Time. The portion of the Closing Cash Payment so paid to SVB (the “SVB Payment”) shall be in partial satisfaction of amounts then owed by Target under the Silicon Valley Bank Loan.

1.14     Payoff of Silicon Valley Bank Loan.

(a)     Prior to the Closing Date, the Target shall obtain a payoff letter in customary form (and otherwise reasonably satisfactory (as to form) to the Acquiror) indicating the amount payable by the Target to SVB in satisfaction of all amounts (including, without limitation, any applicable outstanding borrowings, interest and fees) owed by the Target under the Silicon Valley Bank Loan as of the Closing Date (the “Payoff Amount”) and providing that upon receipt of the Payoff Amount, SVB will promptly release (including by filing, or permitting the Surviving Corporation to file, any necessary termination statements) all liens and encumbrances it has (including of record) on all collateral therefor (collectively, the “Payoff Letter”). At the Closing, the Principal Stockholders identified on Schedule 1.14 (the “FTV Fund II Stockholders”) shall pay to SVB, on the Target’s behalf, any portion of the Payoff Amount that is not satisfied by the SVB Payment (such amount paid by the FTV Fund II Stockholders to SVB, the “FTV Payoff Amount”). Without limiting the obligations of the Acquiror or the Surviving Corporation under Section 1.14(b), neither FTV nor any of the Principal Stockholders shall be permitted any right of subrogation, recoupment or repayment against the Target, the Surviving Corporation, the Acquiror or any affiliate of any such company in connection with the payment of the FTV Payoff Amount. Each of the parties hereto agrees that the payment of the FTV Payoff Amount and the waiver of any subrogation, recoupment or repayment rights shall be deemed to occur prior to the Effective Time of the Merger; each of the parties hereto agrees that it will not, in any state or federal tax filings, take a position that is inconsistent with the terms hereof.

(b)     In consideration for making the FTV Payoff Amount, the Surviving Corporation shall make (and the Acquiror shall cause the Surviving Corporation to make) the following payments to the FTV Fund II Stockholders, as follows:

(i)     If and to the extent that any Earn-Out Consideration becomes due and payable in any given year pursuant to Section 1.9(a) hereof (without giving effect to the FTV Contingent Payment), the Surviving Corporation shall pay to the FTV Fund II Stockholders, out of any such Earn-Out Consideration and prior to the payment of any such Earn-Out Consideration pursuant to Section 1.9 hereof, an amount equal to the FTV Payoff Amount, less the amount of the Acquiror Stock Value (the “FTV Contingent Payment”).

(ii)     The Surviving Corporation’s obligation to make any portion of the FTV Contingent Payment shall continue from year to year during the Earn-Out Period until the entire amount of the FTV Contingent Payment has been made.

(iii)     The Surviving Corporation’s obligation to pay any remaining unpaid portion of the FTV Contingent Payment (that is not due and payable under this Section 1.14(b)) shall terminate at the time that the Acquiror has no further actual or contingent obligation to make payments of Earn-Out Consideration pursuant hereto (without giving effect to the FTV Contingent Payment).

(c)     As partial consideration for making the FTV Payoff Amount, at the Closing the Acquiror shall issue to the FTV Fund II Stockholders, in the amounts set forth on Schedule 1.14, an aggregate of One Hundred Thousand (100,000) shares of common stock of the Acquiror (the “Acquiror Stock”), which the parties hereto hereby agree for purposes of this Agreement have as of the Effective Date an aggregate fair market value of One Hundred Thirty-Five Thousand Dollars ($135,000) (the “Acquiror Stock Value”) as of the date hereof. Each of the parties hereto agrees that it will not, in any state or federal tax filings, take a position with respect to the Acquiror Stock Value that is inconsistent with the terms hereof. The number of shares of Acquiror Stock to be issued at the Closing pursuant hereto shall be subject to proportionate adjustment in the event of any stock split, stock dividend, or similar matters affecting the outstanding shares of Acquiror Stock between the date hereof and the Closing.

SECTION TWO

2.      Representations and Warranties of Target.

In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations of such entity and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger or otherwise to prevent such entity and its subsidiaries from performing their obligations under this Agreement, except in each case for any such events, changes or effects resulting from or relating to (a) the entry into or announcement of this Agreement and the other transactions contemplated hereby, (b) any natural disaster or act of god (provided that such event does not affect such entity disproportionately as generally compared to other companies operating in such industry), (c) changes in general economic conditions or changes affecting the industry in which the relevant entity operates (provided that such changes do not affect such entity disproportionately as generally compared to other companies operating in such industry), or (d) changes in applicable legal requirements or GAAP.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiry of officers, directors and other employees of such party reasonably believed to have knowledge of the matter in questions.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Target to Acquiror prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”), of Target represents and warrants to Acquiror and Merger Sub as follows:

2.1     Organization; Subsidiaries. Each of Target and each subsidiary of Target (each a “Subsidiary”) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Target and each Subsidiary has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Target and/or each Subsidiary. Each of Target and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Target and/or each Subsidiary. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, is set forth in Section 2.1 of the Target Disclosure Schedule. Target is the owner of all outstanding shares of capital stock of each Subsidiary and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary are owned by Target free and clear of all liens, charges, claims, encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating Target or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

2.2     Certificate of Incorporation and Bylaws. Target has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target and each Subsidiary, each as amended to date, to Acquiror. Neither Target nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

2.3     Capital Structure. The authorized capital stock of Target consists of 17,645,912 shares of Common Stock and 6,854,088 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on the business day immediately preceding the date hereof, 3,124,323 shares of Common Stock, 1,898,544 shares of Series A Preferred Stock (of a total of 1,898,544 shares of Series A Preferred Stock designated) (the “Series A Preferred”), 843,794 shares of Series A-1 Preferred Stock (of a total of 843,794 shares of Series A-1 Preferred Stock designated) (the “Series A-1 Preferred”), 1,000,000 shares of Series B Preferred Stock (of a total of 1,023,750 shares of Series B Preferred Stock designated) (the “Series B Preferred”), 1,578,129 shares of Series C-1 Preferred Stock (of a total of

2,000,000 shares of Series C-1 Preferred Stock designated) (the “Series C-1 Preferred”) and 106,713 shares of Series C-2 Preferred Stock (of a total of 1,088,000 shares of Series C-2 Preferred Stock designated) (the “Series C-2 Preferred”). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to (i) outstanding warrants to purchase an aggregate of 23,750 shares of Series B Preferred and (ii) the exercise of options outstanding as of the date hereof under the Target Stock Option Plans as set forth on Section 2.3 of the Target Disclosure Schedule. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. All outstanding shares of Target Common Stock, Series A-1 Preferred, Series A-2 Preferred, Series B Preferred, Series C-1 Preferred and Series C-2 Preferred were issued in compliance with all applicable federal and state securities laws. Target has reserved (i) sufficient shares of Common Stock for issuance upon conversion of the Series A-1 Preferred, the Series A-2 Preferred, the Series B Preferred, the Series C-1 Preferred, and the Series C-2 Preferred, and (ii) sufficient shares of Common Stock for issuance to employees and consultants pursuant to the Target Stock Option Plans, of which 261,854 shares are subject to outstanding, unexercised options. Section 2.3 of the Target Disclosure Schedule sets forth the number of outstanding Target Options and all other rights to acquire shares of Target Common Stock pursuant to the Target Stock Option Plans and the applicable exercise prices. Except (i) for the rights created pursuant to this Agreement, (ii) for Target’s right to repurchase any unvested shares under the Target Stock Option Plans and (iii) as set forth in this Section 2.3, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound relating to the issued or unissued capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Target or any Subsidiary or obligating Target or any Subsidiary to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target’s Capital Stock (i) between or among Target and any of its stockholders and (ii) to the best of Target’s knowledge, between or among any of Target’s stockholders. The terms of the Target Stock Option Plans permit the cancellation of the Target Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those options (provided that prior notice is provided to such holders of Target Stock Options in accordance with the terms of the Target Option Plans, as applicable). True and complete copies of all agreements and instruments relating to or issued under the Target Stock Option Plans have been made available to Acquiror and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Acquiror.

2.4      Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target’s stockholders as contemplated by Section 6.1(a). Target’s Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by Target and assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles.

2.5      No Conflicts; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Target or any Subsidiary, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any Subsidiary or any of their properties or assets.

(b)        No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers’ certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), applicable state securities laws and the securities laws of any foreign country; (iii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Target and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

2.6      Financial Statements. Section 2.6 of the Target Disclosure Schedule includes a true, correct and complete copy of Target’s audited financial statements for each of the fiscal years ended December 31, 2007, 2006 and 2005, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the twelve and nine-month periods ended December 31, 2008 and September 30, 2009 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of Target and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.7       Absence of Undisclosed Liabilities. Neither Target nor any Subsidiary has material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet for the period ended September 30, 2009 (the “Target Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the date of the Target Balance Sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement. Notwithstanding the above, immediately upon payment at closing of the Silicon Valley Bank Loan pursuant to Section 1.14, neither Target, the Surviving Corporation nor any Subsidiary shall have any obligation or liability under the Silicon Valley Bank Loan.

2.8       Absence of Certain Changes. Except as set forth in Section 2.8 of the Target Disclosure Schedule, since September 30, 2009 (the “Target Balance Sheet Date”) there has not been, occurred or arisen any:

(a)        transaction by Target or any Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)        amendments or changes to the Certificate of Incorporation or Bylaws of Target;

(c)        capital expenditure or commitment by Target or any Subsidiary, in any individual amount exceeding $5,000, or in the aggregate, exceeding $20,000;

(d)        destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Target or any Subsidiary (whether or not covered by insurance) which would constitute a Material Adverse Effect;

(e)        labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(f)        change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by Target or any revaluation by Target of any of its or any of its Subsidiaries’ assets;

(g)        revaluation by the Target or any Subsidiary of any of their respective assets;

(h)        declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its capital stock, except repurchases of Target Common Stock from terminated Target employees at the original per share purchase price of such shares;

(i)        increase in the salary or other compensation payable or to become payable by Target to any officers, directors, employees or advisors of Target or any Subsidiary, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Target of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or other than as set forth in Section 2.16 below, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

(j)        sale, lease, license of other disposition of any of the assets or properties of Target or any Subsidiary, except in the ordinary course of business and not in excess of $5,000 in the aggregate, and except for the granting of licenses to the Target’s and its Subsidiaries’ respective customers in connection with the sale of their products and services in the ordinary course of business;

(k)        termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Target or any Subsidiary is a party or by which it is bound;

(l)        loan by Target or any Subsidiary to any person or entity, or guaranty by Target or any Subsidiary of any loan, except for travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices;

(m)        waiver or release of any right or claim of Target or any Subsidiary, including any write-off or other compromise of any account receivable of Target or any Subsidiary, in excess of $5,000 in the aggregate;

(n)        the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Target’s or Target’s officers’ or directors’ knowledge, investigation of Target or any Subsidiary or their respective affairs;

(o)        notice of any claim of ownership by a third party of Target’s or any Subsidiary’s Intellectual Property (as defined in Section 2.13 below) or of infringement by Target or any Subsidiary of any third party’s Intellectual Property rights;

(p)        issuance or sale by Target or any Subsidiary of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(q)        change in pricing or royalties set or charged by Target or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to Target or any Subsidiary;

(r)        event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary; or

(s)        agreement by Target, any Subsidiary or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.9       Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target or any Subsidiary, threatened against Target or any Subsidiary or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. There is no judgment, decree or order against Target or any Subsidiary or, to the best knowledge of Target and its Subsidiaries, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target or its Subsidiaries. All litigation to which Target or any Subsidiary is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Target Disclosure Schedule.

2.10     Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target or any Subsidiary which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target or any Subsidiary, any acquisition of property by Target or any Subsidiary or the overall conduct of business by Target or any Subsidiary as currently conducted or as proposed to be conducted by Target or by any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement under which Target or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.11     Permits; Target Products; Regulation.

(a)        Each of Target and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for Target or that Subsidiary, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Target Authorizations”) and no suspension or cancellation of any Target Authorization is pending or, to the best of Target’s knowledge, threatened, except where the failure to have, or the suspension or cancellation of, any Target Authorization would not have a Material Adverse Effect on Target or any Subsidiary. Neither Target nor any Subsidiary is in conflict with, or in default or violation of, (i) any laws applicable to Target or any Subsidiary or by which any property or asset of Target or any Subsidiary is bound or affected, (ii) any Target Authorization, or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target or any Subsidiary is a party or by which Target or any Subsidiary or any property or asset of Target or any Subsidiary is bound or affected, except for any such conflict, default or violation that would not, individually or in the aggregate, have a Material Adverse Effect on Target or any Subsidiary.

(b)        Except as would not have a Material Adverse Effect on Target or any Subsidiary, since September 30, 2009, there have been no written notices, citations or decisions by any Governmental Entity that any product or service produced, manufactured, marketed, distributed or sold at any time by Target or any Subsidiary (the “Products”) is defective or fails to meet any applicable standards promulgated by any such Governmental Entity. To the best knowledge of Target, Target and each Subsidiary has complied in all material respects with the laws, regulations, policies, procedures and specifications with respect to the design, manufacture, labeling, testing and inspection of the Products. Since September 30, 2009, there have been no recalls, field notifications or seizures ordered or, to Target’s knowledge, threatened by any such Governmental Entity with respect to any of the Products.

(c)        (i) The Products comply in all material respects with the compliance specifications referenced in all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which any person is authorized to use such Products (“Compliance Specifications”); (ii) where applicable, and as indicated in its legal rules documentation, Target has obtained the advice of legal counsel regarding relevant applicable law and has configured such Compliance Specifications for the Products and the Products in accordance with such advice; (iii) Target has conducted reasonable testing to determine that the Products will process data in compliance with such Compliance Specifications; (iv) Target has monitored for changes in applicable laws, rules and government agency guidance applicable to the matters covered by the Compliance Specifications and made timely changes to the Products based on such changes; and (v) Target has made timely changes to applicable government-sponsored enterprise (“GSE”) compliance guidelines covered by the Compliance Specifications at the direction of the relevant GSEs.

2.12     Title to Property.

(a)        Target and each Subsidiary has good and marketable title to all of its respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet. The plants, property and equipment of Target and Subsidiaries that are used in the operations of their businesses are in good operating condition and repair (except for ordinary wear and tear). All properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected. Section 2.12(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all real property owned or leased by Target and by each Subsidiary, the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental and other fees payable under such lease. Such leases are in good standing, are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)        Section 2.12(b) of the Target Disclosure Schedule also sets forth a true, correct and complete list of all equipment (the “Equipment”) owned or leased by Target and its Subsidiaries, and such Equipment is, taken as a whole, (i) adequate for the conduct of Target’s business as it is currently conducted, consistent with its past practice, and (ii) in good operating condition (except for ordinary wear and tear).

2.13     Intellectual Property.

(a)        Target and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, and any applications for any of the foregoing, maskworks, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (“Intellectual Property”) currently used or necessary for the operation of the business of Target or any Subsidiary as currently conducted, except to the extent that the failure to have such rights have not had and could not reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary (“Business Intellectual Property”).

(b)        Section 2.13 of the Target Disclosure Schedule lists (i) all patents and patent applications and all registered and material unregistered trademarks, trade names and service marks, and registered copyrights, included in the Intellectual Property, including the jurisdictions in which each such Business Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which any third party is authorized to use any Business Intellectual Property (other than “shrinkwrap” licenses and software demonstration agreements entered into between the Target or its Subsidiaries and their customers and prospective customers, respectively, in the ordinary course of business), and (iii) all licenses, sublicenses and other agreements as to which Target or any Subsidiary is a party and pursuant to which Target or any Subsidiary is authorized to use any third party Intellectual Property (“Third Party Intellectual Property Rights”) which are incorporated in, are, or form a part of any Target product that is material to its business. Neither Target nor any Subsidiary is in violation of any license, sublicense or agreement described in Section 2.13 of the Target Disclosure Schedule. The execution and delivery of this Agreement by Target and the consummation of the transactions contemplated hereby, will neither cause Target or any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Target is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens), the Business Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Business Intellectual Property is being used.

(c)        To the knowledge of Target, there is no unauthorized use, disclosure, infringement or misappropriation of any Business Intellectual Property rights of Target or any Subsidiary, any trade secret material to Target or any Subsidiary, by any third party, including any employee or former employee of Target or any Subsidiary. Neither Target nor any Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any Business Intellectual Property, other than indemnification provisions contained in purchase orders or otherwise arising in the ordinary course of business.

(d)        Neither Target nor any Subsidiary is or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Business Intellectual Property or Third Party Intellectual Property Rights, the breach of which would have a Material Adverse Effect on Target.

(e)        To the knowledge of Target, all patents, registered trademarks, service marks and copyrights held by Target or any Subsidiary are valid and existing and there is no assertion or claim (or basis therefor) challenging the validity, title or ownership of any such registered Business Intellectual Property of Target or any Subsidiary. Target has not been sued in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property of any third party. The conduct of the business of Target and each Subsidiary as currently conducted has not and does not infringe on or conflict with, in any way, any Intellectual Property of any third party that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Target.

(f)        Target has secured valid written assignments from all consultants and employees who contributed to the creation or development of Business Intellectual Property of the rights to such contributions that Target does not already own by operation of law.

(g)        Target has taken commercially reasonable steps to protect and preserve the confidentiality of any trade secrets included in the Business Intellectual Property owned by Target or a Subsidiary (“Confidential Information”). Each of Target and its respective Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in Target’s standard forms and all current and former employees, consultant and independent contractors of Target and each Subsidiary have executed such an agreement. Target has not made any of its Confidential Information that it intended to maintain as confidential (including source code with respect to the Business Intellectual Property) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

2.14     Environmental Matters. Target represents and warrants Target’s and its Subsidiaries use of its facilities and activities therein have at all times complied with all environmental and safety laws, except for any such non-compliance as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target. Target and its Subsidiaries have all the permits and licenses required to be issued and are in full compliance with the terms and conditions of those permits; and neither Target nor any of its Subsidiaries is liable for any off-site contamination nor under any environmental and safety laws.

2.15     Taxes.

(a)        The Target and each Subsidiary has filed all tax returns and reports (including information returns and reports) as required by law, and has delivered to Acquiror true and correct copies of all tax returns and reports (including information returns and reports) filed for the preceding three years. These returns and reports are true and correct in all material respects. The Target and each Subsidiary has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Disclosure Schedule. The unpaid taxes of the Target and each Subsidiary (including all taxes accrued through the date of the Closing based on the income and other items of the Target and each Subsidiary through the date of the Closing, even if such taxes are not yet due and payable as of the date of the Closing, but only to the extent such taxes exceed the benefit derived from the Target’s existing net operating losses) do not exceed the reserve for tax liability set forth on the face of the balance sheets contained in the Financial Statements (rather than in any notes thereto). The Target and each Subsidiary has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Target or any Subsdiary’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Target and each Subsidiary has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

(b)        No written claim has ever been made by an authority in a jurisdiction in which either the Target or any Subsidiary does not file tax returns that such company is or may be subject to taxation by that jurisdiction. None of the Target or the Subsidiaries (i) has agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (ii) has made any of the foregoing elections nor is not required to apply any of the foregoing rules under any comparable state or local tax provision. None of the Target or the Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or has liability for the taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. There are no, and at the Closing Date there will be no, tax-sharing agreements or similar arrangements with respect to or involving the Target or the Subsidiaries, and, after the Closing Date, none of the Target or the Subsidiaries will be bound by any such tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(c)        None of the Target or the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(d)        None of the Target or the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(e)        None of the Target or the Subsidiaries (i) is subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for tax purposes, (ii) owns any single member limited liability company or other entity which is treated as a disregarded entity, or (iii) is a “United States shareholder” of a “controlled foreign corporation” as such terms are respectively defined in Section 951 and Section 957 of the Code (or any similar provision of state, local or foreign law).

(f)        None of the Target or the Subsidiaries has participated in, or is participating in, any reportable transaction described in Treasury Regulation Section 1.6011-4.

(g)        The Target and the Subsidiaries have never participated in and do not currently participate in an international boycott within the meaning of Section 999 of the Code. The Target and the Subsidiaries do not have and never have had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country. None of the Target or the Subsidiaries have any deferred intercompany gains under Treasury Regulation Section 1.1502-13 or any excess loss accounts under Treasury Regulation Section 1.1502-19. There is no power of attorney granted by any of the Target or the Subsidiaries relating to taxes that is currently in force. None of the Target or the Subsidiaries has requested or received any ruling from any taxing authority, or signed any agreement with any taxing authority, which would impact the amount of tax liability of any of the Target or the Subsidiaries after the Closing Date. None of the Target or the Subsidiaries has been a party to any distribution occurring during the two years preceding the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

2.16         Employee Benefit Plans.

(a)        Schedule 2.16 lists, with respect to Target, each Subsidiary of Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors, and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 and all severance agreements, with any of the directors, officers or employees of Target or its Subsidiaries (other than, in each case, any such contract or agreement that is terminable by Target or its Subsidiary at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target or any Subsidiary and that do not generally apply to all employees, and (vi) any current or, within the last six (6)

years, former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target or any Subsidiary of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Target or any Subsidiary (together, the “Target Employee Plans”).

(b)        Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, and summary plan descriptions , and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports, if any, filed for the last three plan years. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service an opinion letter or favorable determination letter as to its initial qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation; may rely on an opinion or advisory letter issued to a prototype plan sponsor with respect to a pre-approved plan adopted by Target in accordance with the requirements for such reliance; or has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Target Employee Plan. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and to the knowledge of Target nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

(c)        (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations promulgated thereunder (“COBRA”) or under any individually negotiated arrangements; (ii) to the knowledge of Target, there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Target and each Subsidiary or ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any Subsidiary or ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any Subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or an employee’s withdrawal from, any Target Employee Plan or other retirement plan or arrangement, and no fact or event exists that could give rise to any such liability, or under Section 412 of the Code; and (viii) no compensation paid or payable to any employee of Target or any Subsidiary has been, or will be, non-deductible by reason of application of Section 162(m) or 280G of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed), if any, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan, if any. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened, against or with respect to any such Target Employee Plan within the last six (6) years, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any Subsidiary or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(d)        With respect to each Target Employee Plan, Target and each of its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act (“HIPAA”) and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect.

(e)        The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target, any Subsidiary or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

(f)        There has been no amendment to, written interpretation or announcement (whether or not written) by Target, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Target’s financial statements.

2.17    Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will

(i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Target or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable by Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.18          Employee Matters. Target and each of its Subsidiaries are in compliance in all material respects with all currently applicable federal, state, local and foreign laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. There are no pending claims against Target or any of its Subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor any of its Subsidiaries has any material obligations under COBRA or any similar state law with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the knowledge of Target or any of its Subsidiaries, threatened, between Target or any of its Subsidiaries and any of their respective employees or former employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on Target or any Subsidiary. Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor unions contract nor does Target or any of its Subsidiaries know of any activities or proceedings of any labor union or other group to organize any such employees. Target and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act (the “WARN Act”), and no fact or event exists that could give rise to liability under the WARN Act. Section 2.18 of the Target Disclosure Schedule contains a list of all employees who are currently on a leave of absence (whether paid or unpaid), the reasons therefor, the expected return date, and whether reemployment of such employee is guaranteed by contract or statute, and a list of all employees who have requested a leave of absence to commence at any time after the date of this Agreement, the reason therefor, the expected length of such leave, and whether reemployment of such employee is guaranteed by contract or statute.

2.19         Material Contracts.

(a)     Subsections (i) through (ix) of Section 2.19(a) of the Target Disclosure Schedule contain a list of all contracts and agreements to which Target or any Subsidiary is a party and that are material to the business, results of operations, or condition (financial or otherwise), of Target and the Subsidiaries taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Section 2.19(a) of the Target Disclosure Schedule being referred to herein collectively as the “Material Contracts”). Material Contracts shall include, without limitation, the following and shall be categorized in the Target Disclosure Schedule as follows:

(i)      each contract and agreement (other than routine purchase orders and pricing quotes in the ordinary course of business covering a period of less than 1 year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to Target or any Subsidiary under the terms of which Target or any Subsidiary: (A) paid or otherwise gave consideration of more than $20,000 in the aggregate during the most recently completed calendar year, (B) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate during the current calendar year, (C) is likely to pay or otherwise give consideration of more than $20,000 in the aggregate over the remaining term of such contract, or (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $5,000;

(ii)        each customer contract and agreement (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) to which Target or any Subsidiary is a party which (A) involved consideration of more than $20,000 in the aggregate during the most recently completed calendar year, (B) is likely to involve consideration of more than $20,000 in the aggregate during the current calendar year, (C) is likely to involve consideration of more than $20,000 in the aggregate over the remaining term of the contract, (D) cannot be cancelled by Target or such Subsidiary without penalty or further payment of less than $5,000, or (E) provides for potential liability to a customer in excess of the lesser of (x) $50,000 or (y) fees paid under the agreement in the prior six months, under its limitation of liability provision (or which does not contain such a provision);

(iii)        (A) all distributor, manufacturer’s representative, broker, franchise, agency and dealer contracts and agreements to which Target or any Subsidiary is a party (specifying on a matrix, in the case of distributor agreements, the name of the distributor, product, territory, termination date and exclusivity provisions) and (B) all sales promotion, market research, marketing and advertising contracts and agreements to which Target or any Subsidiary is a party which: (1) involved consideration of more than $20,000 in the aggregate during the most recently completed calendar year, (2) are likely to involve consideration of more than $20,000 in the aggregate during the current calendar year, or (3) are likely to involve consideration of more than $20,000 in the aggregate over the remaining term of the contract;

(iv)        all management contracts with independent contractors or consultants (or similar arrangements) to which Target or any Subsidiary is a party;

(v)         all contracts and agreements (excluding routine checking account overdraft agreements involving petty cash amounts) under which Target or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which Target or any Subsidiary has imposed (or may impose) a security interest or lien on any of their respective assets, whether tangible or intangible, to secure indebtedness;

(vi)        all contracts and agreements that limit the ability of Target or any Subsidiary or, after the Effective Time, Acquiror or any of its affiliates, to compete in any line of business or with any person or in any geographic area or during any period of time, or to solicit any customer or client;

(vii)      all contracts and agreements between or among Target or any Subsidiary, on the one hand, and any affiliate of Target (other than a wholly owned subsidiary), on the other hand:

(viii)     all contracts and agreements to which Target or any Subsidiary is a party under which it has agreed to supply products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer, other than any such contracts and agreements entered into in the ordinary course of business; and

(ix)        all other contracts or agreements (A) which are material to Target and its Subsidiaries or the conduct of their respective businesses, (B) the absence of which would have a Material Adverse Effect on Target, or (C) which are believed by Target to be of unique value even though not material to the business of Target.

(b)      Except as would not, individually or in the aggregate, have a Material Adverse Effect on Target, each Target license and each Material Contract is a legal, valid and binding agreement, and Target is not in default of any Material Contract nor has any Material Contract been cancelled by the other party; Target and the Subsidiaries are not in receipt of any claim of default under any such agreement; and none of Target or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any such agreement as a result of the Merger or otherwise. Target has furnished Acquiror with true and complete copies of all such agreements together with all amendments, waivers or other changes thereto.

2.20      Interested Party Transactions. Neither Target nor any Subsidiary is indebted to any director, officer, employee or agent of Target or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target or any Subsidiary. To Target’s knowledge, none of Target or any Subsidiary’s officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Target or any Subsidiary (other than in connection with purchases of the Target or Subsidiary’s stock) or have any direct or indirect ownership interest in any firm or corporation with which Target or any Subsidiary is affiliated or with which Target or any Subsidiary has a business relationship, or any firm or corporation which competes with Target or any Subsidiary except that officers, directors and/or stockholders of Target or any Subsidiary may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded companies that may compete with Target or any Subsidiary. To Target’s knowledge, none of Target or any Subsidiary’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any Material Contract with Target or any Subsidiary. Neither Target nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.21      Insurance. Target and each of its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.22      Compliance With Laws. Each of Target and its Subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on Target and its Subsidiaries.

2.23         Minute Books. The minute books of Target and its Subsidiaries made available to Acquiror contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target and the respective Subsidiaries through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.24         Complete Copies of Materials. Target has delivered or made available true and correct copies of each document (to the extent such document exists) which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target and its Subsidiaries.

2.25         Brokers’ and Finders’ Fees. Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.26         Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Target Capital Stock, voting together as a class (the “Stockholder Approval”), is the only vote of the holders of any of Target’s capital stock necessary under applicable law or under Target’s charter, bylaws or similar document to approve this Agreement and the transactions contemplated hereby.

2.27         Board Approval. The Board of Directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Target and is on terms that are fair to such stockholders and (iii) recommended that the stockholders of Target approve this Agreement and the Merger.

2.28         Accounts Receivable.

(a)      Target has made available to Acquiror a list of all accounts receivable of Target and each Subsidiary reflected on the Financial Statements (“Accounts Receivable”) along with a range of days elapsed since invoice.

(b)      All Accounts Receivable of Target and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

(c)      All of the inventories of Target and each Subsidiary reflected in the Financial Statements and Target’s books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with Target’s regular inventory practices and are set forth on Target’s books and records in accordance with the practices and principles of Target consistent with the method of treating said items in prior periods. None of the inventory of Target or any Subsidiary reflected on the Financial Statements or on Target’s books and records as of the date hereof (in either case net of the reserve therefor) is obsolete, defective or in excess of the needs of the business of Target reasonably anticipated for the normal operation of the business consistent with past practices and outstanding customer contracts.

2.29      Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 10% of Target’s gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has cancelled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after September 30, 2009 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target’s knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

2.30      Third Party Consents. Except as set forth in Section 2.30 of the Target Disclosure Schedule, no consent or approval is needed from any third party in order to effect the Merger, this Agreement or any of the transactions contemplated hereby.

2.31      No Commitments Regarding Future Products. Target has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which Target’s customers from time to time test or evaluate products). The products Target has delivered to customers substantially comply with published specifications for such products and Target has not received material complaints from customers about its products that remain unresolved. Section 2.31 of the Target Disclosure Schedule accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

2.32      Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

SECTION THREE

3.      Representations and Warranties of Acquiror and Merger Sub.

Except as disclosed in a document dated as of the date of this Agreement and delivered by Acquiror to Target prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the “Acquiror Disclosure Schedule”), Acquiror and Merger Sub hereby jointly and severally represent and warrant to Target and the Principal Stockholders as follows:

3.1       Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror.

3.2       Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles.

3.3       No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets.

(b)        No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of appropriate merger documents as required by Delaware Law, (ii) such filings as may be required under HSR, (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse

Effect on Acquiror and would not prevent, materially alter or delay any the transactions contemplated by this Agreement.

3.4      Certificate of Incorporation and Bylaws of Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, as amended to date, to the Principal Stockholders. Neither Acquiror nor any Subsidiary of Acquiror is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.5      Capital Structure. The authorized capital stock of Acquiror consists of 65,000,000 shares of Common Stock and 42,971,150 shares of Preferred Stock, of which there were issued and outstanding as of the close of business on the business day immediately preceding the date hereof, 9,940,260 shares of Common Stock, 2,000,000 shares of Series A Preferred Stock (of a total of 2,000,000 shares of Series A Preferred Stock authorized) (the “Series A Preferred”), 3,000,000 shares of Series B Preferred Stock (of a total of 3,000,000 shares of Series B Preferred Stock authorized) (the “Series B Preferred”), 500,000 shares of Series C Preferred Stock (of a total of 500,000 shares of Series C Preferred Stock authorized) (the “Series C Preferred”), 8,155,737 shares of Series D Preferred Stock (of a total of 8,155,737 shares of Series D Preferred Stock authorized) (the “Series D Preferred”), 8,765,395 shares of Series E Preferred Stock (of a total of 8,765,395 shares of Series E Preferred Stock authorized) (the “Series E Preferred”), 3,915,732 shares of Series F Preferred Stock (of a total of 3,915,732 shares of Series F Preferred Stock authorized) (the “Series F Preferred”), 7,974,896 shares of Series G Preferred Stock (of a total of 7,974,896 shares of Series G Preferred Stock authorized) (the “Series G Preferred”), and 1,000,000 shares of Series H Preferred Stock (of a total of 1,000,000 shares of Series H Preferred Stock authorized) (the “Series H Preferred”). There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities other than pursuant to: (i) options to purchase an aggregate of 9,276,155 shares of Acquiror Common Stock outstanding under the Acquiror’s stock incentive plans, and (ii) warrants to purchase an aggregate of 1,204,288 shares of Acquiror Common Stock. All outstanding shares of Acquiror Capital Stock were issued in compliance with all applicable federal and state securities laws.

3.6      Acquiror Financial Statements. Acquiror has provided to the Target, the Principal Stockholders and the Exchange Agent a true, correct and complete copy of Acquiror’s audited financial statements for each of the fiscal years ended December 31, 2008, 2007 and 2006, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at, and for the nine-month period ended September 30, 2009 (collectively, the “Acquiror Financial Statements”). The Acquiror Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Acquiror Financial Statements accurately set out and describe the financial condition and operating results of Acquiror and its consolidated subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Acquiror maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.7        Representations Regarding the Acquiror Stock. Upon consummation of the transactions contemplated by this Agreement and issuance of the Acquiror Stock to the Principal Stockholders pursuant to the terms hereof, all such Acquiror Stock will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any lien or encumbrance other than transfer restrictions with respect to state and federal securities laws referenced on the legends on the certificates evidencing such shares. The issuance of the Acquiror Stock pursuant to the terms of this Agreement will not violate the certificate of incorporation or bylaws of Acquiror or any agreement or other contract to which Acquiror is a party or by which Acquiror is bound or give rise to preemptive rights, preferential rights or any such other rights or claims on the part of any person or entity. There has not been any event, development or change (individually or collectively) that has resulted in a Material Adverse Effect with respect to Acquiror since June 30, 2009, and since such date no event, development or change has occurred, and no circumstance exists, that could reasonably be expected to result in a Material Adverse Effect with respect to Acquiror.

SECTION FOUR

4.      Representations and Warranties of Principal Stockholders.

Each Principal Stockholder hereby represents and warrants to Acquiror as follows:

4.1        Authorization. Principal Stockholder has full power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation of Investor, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2        Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon Principal Stockholder’s representation to the Acquiror, which by Principal Stockholder’s execution of this Agreement Principal Stockholder hereby confirms, that the Acquiror Stock will be acquired for investment for Principal Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Principal Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Principal Stockholder further represents that Principal Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

4.3        Disclosure of Information. Principal Stockholder has received or has been provided access to all the information it considers necessary or appropriate for deciding whether to regarding its investment decision in Acquiror’s Stock. Principal Stockholder further represents that it has had an opportunity to ask questions and receive answers from the Acquiror regarding the terms and conditions of the offering of the Acquiror Stock and the current business, properties, prospects and financial condition of the Acquiror.

4.4       Investment Experience. Principal Stockholder can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Acquiror Stock. Principal Stockholder Investor has not been organized for the purpose of acquiring the Acquiror Stock.

4.5       Accredited Investor. Principal Stockholder is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

4.6       Restricted Securities. Principal Stockholder understands that the shares of Acquiror Stock are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Acquiror in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Principal Stockholder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.7       Market Standoff Agreement. Upon receipt of a written request by the Acquiror or by its underwriters, Principal Stockholder shall not sell, sell short, grant an option to buy, or otherwise dispose of shares of the Acquiror’s Common Stock or other securities (except for any such shares included in the registration) for a period of 180 days following the effective date of the initial registration of the Acquiror’s securities; provided, however, that Principal Stockholder shall have no obligation to enter into the agreement described in this Section 4.7 unless all executive officers and directors of Acquiror enter into similar agreements. Acquiror may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180-day period.

4.8       Legends. It is understood that the certificates evidencing the Acquiror Stock may bear the following legend (and such other legends as may be required under applicable federal and state securities laws):

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

SECTION FIVE

5.      Conduct Prior to the Effective Time.

5.1       Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

(a)        Charter Documents. Cause or permit any amendments to its or its Subsidiaries’ Certificate of Incorporation or Bylaws;

(b)        Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(c)        Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d)        Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than in the ordinary course of business consistent with past practice;

(e)        Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(f)        Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property;

(g)        Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(h)        Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole, except in the ordinary course of business consistent with past practice;

(i)        Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, in each case that will be outstanding immediately following the Closing;

(j)        Leases. Enter into operating lease;

(k)        Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $25,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements;

(l)        Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(m)        Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(n)        Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(o)        Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, or hire any new director level or officer level employee (except that it may hire a replacement for any current director level or officer level employee if it first provides Acquiror advance notice regarding such hiring decision), pay any special bonus or special remuneration to any employee or director, or increase the salaries or wage rates of its employees;

(p)        Severance Arrangement. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except (A) payments made pursuant to standard written agreements outstanding on the date of this Agreement or (B) grants which are made in the ordinary course of business in accordance with its standard past practice;

(q)        Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquiror prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(r)        Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole;

(s)        Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(t)        Notices. Target shall give all notices and other information required to be given to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable law in connection with the transactions provided for in this Agreement;

(u)        Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(v)        Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (u) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

5.2        No Solicitation. Target and its Subsidiaries and the officers, directors, employees or other agents of Target and its Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Takeover Proposal (as defined below) or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to Target or any of it Subsidiaries to, or afford access to the properties, books or records of Target or any of its Subsidiaries to, any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Target, then, to the extent the Board of Directors of Target believes in good faith (after consultation with its financial advisor) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Target’s stockholders from a financial point of view than the transaction contemplated by the Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of Target determines in good faith after consultation with outside legal counsel that it is necessary for the Board of Directors of Target to comply with its fiduciary duties to stockholders under applicable law, Target and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information and take such other actions as are consistent with the fiduciary obligations of Target’s Board of Directors, and such actions shall not be considered a breach of this Section 5.3 or any other provisions of this Agreement; provided, however, that Target shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or endorse any Takeover Proposal unless Target shall have terminated this Agreement pursuant to Section 8.1(e) and paid Acquiror all amounts payable to Acquiror pursuant to Section 8.3(b). Target will promptly notify Acquiror after receipt of any Takeover Proposal or any notice that any person is considering making a Takeover Proposal or any request for nonpublic information relating to Target or any of its Subsidiaries or for access to the properties, books or records of Target or any of its Subsidiaries by any person that has advised Target that it may be considering making, or that has made, a Takeover Proposal and will keep Acquiror fully informed of the status and details of any such Takeover Proposal notice or request. For purposes of this Agreement, “Takeover Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Target or any of its Subsidiaries or the acquisition of any significant equity interest in, or a significant portion of the assets of, Target or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

SECTION SIX

6.        Additional Agreements.

6.1      Reasonable Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.2      Consents; Cooperation.

(a)        Each of Acquiror and Target shall use its reasonable best efforts to promptly (i) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or Target or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, including those required under HSR, and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under the Securities Act and the Exchange Act and any other applicable federal, state or foreign securities laws.

(b)        Each of Acquiror and Target shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Acquiror and Target shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Acquiror and Target decide that litigation is not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Acquiror shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond December 31, 2009. Each of Acquiror and Target shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(c)        Notwithstanding anything to the contrary in Section 6.2(a) or (b), (i) neither Acquiror nor any of it subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Acquiror or of Acquiror combined with the Surviving Corporation after the Effective Time or (ii) neither Target nor its Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on Target.

(d)        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its subsidiaries to own or operate all or any portion of the businesses or assets of Target or its subsidiaries.

(e)        Each of Acquiror and Target shall give or cause to be given any required notices to third parties, and use its reasonable best efforts to obtain all consents, waivers and approvals from third parties (i) necessary, proper or advisable to consummate the transactions contemplated hereunder, (ii) disclosed or required to be disclosed in the Target Disclosure Schedule or the Acquiror Disclosure Schedule, or (iii) required to prevent a Material Adverse Effect on Target or Acquiror from occurring prior or after the Effective Time. In the event that Acquiror or Target shall fail to obtain any third party consent, waiver or approval described in this Section 6.2(e), it shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon Acquiror and Target, their respective subsidiaries and their respective businesses resulting (or which could reasonably be expected to result after the Effective Time) from the failure to obtain such consent, waiver or approval.

(f)        Each of Acquiror and Target will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

6.3      Access to Information.

(a)        Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target’s and its Subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its Subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Acquiror shall afford Target and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Acquiror’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Acquiror and its subsidiaries as Target may reasonably request. Acquiror agrees to provide to Target and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b)        Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)        No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.4      Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

6.5      Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

6.6      State Statutes. If any state takeover law shall become applicable to the transactions contemplated by this Agreement, Acquiror and its Board of Directors or Target and its Board of Directors, as the case may be, shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effects of such state takeover law on the transactions contemplated by this Agreement.

6.7      Employee Benefits of Target Employees and Consultants. Target shall use commercially reasonable efforts to cooperate with Acquiror to ensure that employees and/or consultants selected by Acquiror will become employees of Acquiror. Acquiror and Target shall cooperate to identify employees and/or consultants of Target who are necessary or desirable for Acquiror’s proposed operations and offer such employees of Target employment by Acquiror after the Effective Time. Each such offer shall (i) include a compensation package in accordance with Acquiror’s compensation policy, (ii) to the extent permitted by Acquiror’s employee benefit programs, enable such eligible employee to participate in Acquiror’s employee benefit programs and other individual benefits as outlined in each employee’s individual offer, such as life insurance, health, medical, dental and vision coverage and the Acquiror’s 401(k) plan (collectively, “Acquiror’s Plans”), and (iii) be in the form of an individual offer letter prepared in accordance with Acquiror’s customary form. Such persons, if they accept employment, shall be “at will” employees and may be terminated by Acquiror at any time for any reason or for no reason (except if otherwise agreed to between Acquiror and the applicable persons).

6.8      Indemnification Matters Regarding Target Officers and Directors.

(a)        As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Certificate of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of Target or otherwise entitled to indemnification under the Target’s Bylaws or Certificate of Incorporation (a “Target Indemnified Party”) as those contained in the Bylaws and the Certificate of Incorporation of Target, respectively, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of any Target Indemnified Party; provided, however, that nothing contained herein shall limit Acquiror’s ability to merge the Surviving Corporation into Acquiror or any of its subsidiaries or any other person or otherwise eliminate the Surviving Corporation’s corporate existence so long as such rights are preserved. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Target Indemnified Party as provided in the Target’s Certificate of Incorporation or Bylaws and any indemnification agreement which are existing as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b)        The Target shall cause to be obtained effective at the Effective Time a “tail” insurance policy with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in accordance with the terms set forth in Exhibit C for claims arising from facts or events that occurred on or prior to the Effective Time (the “Tail Policy”). Acquiror shall pay the full amount of the premiums for such Tail Policy prior to the Effective Time. The Surviving Corporation shall not, and the Acquiror shall not cause the Surviving Corporation to, cancel or otherwise terminate the Tail Policy or any other directors’ and officers’ liability insurance policy in effect as of the Effective Time in respect of acts or omissions occurring prior to the Closing Date.

(c)        If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

(d)        The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Target Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Notwithstanding anything in this Agreement to the contrary, the obligations of the Acquiror, Target and Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Target Indemnified Party without the consent of the affected person.

SECTION SEVEN

7.          Conditions to the Merger.

7.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)        Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)        No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(c)        Governmental Approval. Acquiror, Target and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including, without limitation, such approvals, waivers and consents as may be required under HSR, under the Securities Act and under any state securities laws.

7.2     Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)        Representations, Warranties and Covenants (i) Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b)      Certificates of Acquiror.

(i)     Compliance Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 7.2(a) and (e) have been satisfied.

(ii)     Certificate of Secretary of Acquiror. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Acquiror certifying:

(A)        Resolutions duly adopted by the Board of Directors Acquiror authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)        the incumbency of the officers of Acquiror executing this Agreement and all agreements and documents contemplated hereby.

(c)      Certificates of Merger Sub.

(i)     Compliance Certificate of Merger Sub. Target shall have been provided with a certificate executed on behalf of Merger Sub by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 6.2(a) above has been satisfied with respect to Merger Sub.

(ii)     Certificate of Secretary of Merger Sub. Target shall have been provided with a certificate executed by the Secretary or Assistant Secretary of Merger Sub certifying:

(A)        Resolutions duly adopted by the Sole Director and the sole stockholder of Merger Sub authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

(B)        the incumbency of the officers of Merger Sub executing this Agreement and all agreements and documents contemplated hereby.

(d)      Closing Cash Payment; Issuance of the Acquiror Stock. The Acquiror shall have made the Closing Cash Payment as provided herein and shall have issued the Acquiror Stock as provided in Section 1.14.

(e)      Tail Policy. The Acquiror shall have paid all premiums required to be paid to bind and put into effect the Tail Policy in accordance with Section 6.8(b).

(f)     No Material Adverse Changes. There shall not have occurred any Material Adverse Effect with respect to the Acquiror and its subsidiaries, taken as a whole.

7.3     Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a)     Representations, Warranties and Covenants. (i) Each of the representations and warranties of Target in this Agreement that is expressly qualified by a reference to materiality shall be true in all respects as so qualified, and each of the representations and warranties of Target in this Agreement that is not so qualified shall be true and correct in all material respects, on and as of the Effective Time as though such representation or warranty had been made on and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

(b)     No Material Adverse Changes. There shall not have occurred any Material Adverse Effect with respect to the Target and its subsidiaries, taken as a whole.

(c)     Certificates of Target.

(i)     Compliance Certificate of Target. Acquiror and Merger Sub shall have been provided with a certificate executed on behalf of Target by its President or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 7.3(a) and (b) above have been satisfied.

(ii)     Certificate of Secretary of Target. Acquiror and Merger Sub shall have been provided with a certificate executed by the Secretary of Target certifying:

(A)        Resolutions duly adopted by the Board of Directors and the stockholders of Target authorizing the execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby;

(B)        The Certificate of Incorporation and Bylaws of Target, as in effect immediately prior to the Effective Time, including all amendments thereto; and

(C)        the incumbency of the officers of Target executing this Agreement and all agreements and documents contemplated hereby.

(d)     Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it that Target has obtained those consents, waivers, approvals or authorizations of those Governmental Entities and third parties whose consent or approval are required in connection with the Merger as set forth in Sections 6.2(a) and (f).

(e)        Injunctions or Restraints on Merger and Conduct of Business. No proceeding brought by any administrative agency or commission of other governmental authority or instrumentality, domestic or foreign, seeking to prevent the consummation of the Merger shall be pending. In addition, no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s conduct or operation of the business of Target and its subsidiaries, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(f)        FIRPTA Certificate. Acquiror shall have been furnished with a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, which shall state that shares of capital stock of Target do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Acquiror’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

(g)        Resignation of Directors and Officers. Acquiror shall have received letters of resignation from each of the directors and officers of Target in office immediately prior to the Effective Time, which resignations in each case shall be effective as of the Effective Time.

(h)        Termination of Target’s 401(k) Plan. If Target maintains or sponsors a plan subject to Section 401(k) of the Code, Target’s Board of Directors shall have adopted a resolution terminating such plan contingent on the Closing and effective as of at least one calendar day prior to the Effective Time.

(i)        SVB Payoff. The Payoff Letter shall have been duly received and all amounts due and owing to SVB as reflected in the Payoff Letter shall have been duly paid to SVB.

SECTION EIGHT

8.      Termination, Amendment and Waiver.

8.1       Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target, this Agreement may be terminated and the Merger may be abandoned:

(a)        by mutual consent duly authorized by the Boards of Directors of each of Acquiror and Target;

(b)        by either Acquiror or Target, if, without fault of the terminating party, if

(i)        the Effective Time shall not have occurred on or before December 31, 2009 (or such later date as may be agreed upon in writing by the parties); or

(ii)        there shall be any applicable federal or state law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

(c)     by Acquiror, if

(i)        The Board of Directors of Target shall have withdrawn or modified, or shall have resolved to withdraw or modify, its recommendation of this Agreement or the Merger in a manner adverse to Acquiror, or the Board of Directors of Target shall have recommended any Takeover Proposal;

(ii)        The Board of Directors of Target approves, adopts or recommends, or allows the Target or any of its subsidiaries to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, a Takeover Proposal; or

(iii)        Target shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten (10) calendar days of receipt by Target of written notice of such breach, provided that Acquiror is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured;

(d)     by Target, if Acquiror shall materially breach any of its representations, warranties or obligations hereunder and such breach shall not have been cured within ten (10) calendar days following receipt by Acquiror of written notice of such breach, provided that Target is not in material breach of any of its representations, warranties or obligations hereunder, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

(e)     by Target, in order to accept a Superior Proposal, provided that substantially concurrently with such termination Target entered into a definitive acquisition or similar agreement with respect to such Superior Proposal.

8.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.4 (Confidentiality), Section 8.3 (Expenses and Termination Fees) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3      Expenses and Termination Fees.

(a)     Subject to subsections (b), (c) and (d) of this Section 8.3, and except as provided in Section 1.13, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated including, without limitation, filing fees and the fees and expenses of advisors, accountants, legal counsel and financial printers, shall be paid by the party incurring such expense.

(b)     In the event that this Agreement is terminated

(i)        by either Acquiror or Target pursuant to Section 8.1(b)(i) and prior thereto (A) Target shall have received, subsequent to the date of this Agreement, an unsolicited proposal that constitutes a Takeover Proposal for 10% or more of the outstanding shares of capital stock of Target and (B) within twelve (12) months following such termination, the Target consummates any Takeover Proposal or enters into an agreement with respect to any Takeover Proposal which is subsequently consummated, or

(ii)        by Acquiror pursuant to Section 8.1(c), due in whole or in part to any failure by Target to use its reasonable best efforts to perform and comply with all agreements and conditions required by this Agreement to be performed or complied with by Target prior to or on the Closing Date or any failure by Target’s Affiliates to take any actions required to be taken hereby, and prior thereto (A) Target shall have received, subsequent to the date of this Agreement, an unsolicited proposal that constitutes a Takeover Proposal or a tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Target and (B) within twelve (12) months following such termination, the Target consummates any Takeover Proposal or enters into an agreement with respect to any Takeover Proposal which is subsequently consummated, or

(iii)        by Target pursuant to Section 8.1(e),

then Target shall reimburse Acquiror for all out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers) (up to a maximum aggregate of $75,000), and, in addition, Target shall promptly pay to Acquiror the sum of $100,000.

(c)     In the event that Acquiror shall terminate this Agreement pursuant to Section 8.1(c), Target shall promptly reimburse Acquiror for all out-of-pocket costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers) (up to a maximum aggregate of $75,000); provided that if the comparable costs and expenses of Acquiror are also payable pursuant to Section 8.3(b), this Section 8.3(c) shall be disregarded and no amount shall be due or payable under this section.

(d)     In the event that Target shall terminate this Agreement pursuant to Section 8.1(d), Acquiror shall promptly reimburse Target for all out-of-pocket costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby (including, without limitation, filing fees and the fees and expenses of its advisors, accountants, legal counsel and financial printers) (up to a maximum aggregate of $75,000).

8.4       Amendment. The boards of directors of the parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Target or Merger Sub.

8.5       Extension; Waiver. At any time prior to the Effective Time any party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION NINE

9.      Indemnification.

9.1       Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger and continue until two (2) years from the Closing Date (the “Termination Date”); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims, and provided further that representations, warranties and covenants set forth in (i) Section 2.15 (Taxes) shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes and (ii) Section 2.7 (Absence of Undisclosed Liabilities) and Section 2.12 (Title to Property) shall survive indefinitely. All covenants to be performed after the Effective Time shall survive the consummation of the Merger without limitation.

9.2       Indemnification.

(a)        Indemnified Damages. Subject to the limitations set forth in this Section 9, from and after the Effective Time, the Principal Stockholders shall jointly and severally protect, defend, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective affiliates, officers, directors, employees, representatives and agents (Acquiror, Surviving Corporation and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, the “Damages”), that any of the Indemnified Persons incurs by reason of or in connection with (i) any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Target contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger and (ii) any Dissenting Share Payments or other claim by a target stockholder made in connection with the transaction. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Acquiror or the Surviving Corporation in connection therewith. Subject to the limitations set forth in this Section 9, from and after the Effective Time, the Acquiror shall protect, defend, indemnify and hold harmless the Principal Stockholders and their respective affiliates, officers, directors, employees, representatives and agents (the Principal Stockholders and each of the foregoing persons or entities is hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages that any of the Seller Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Acquiror or Merger Sub contained in this Agreement, including any exhibits or schedules attached hereto, and the Certificate of Merger. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Principal Stockholders in connection therewith.

(b)        Exclusive Contractual Remedy and Limitations. Acquiror, the Principal Stockholders and Target each acknowledge that Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the total consideration Acquiror would have agreed to pay in connection with the Merger. The maximum liability (if any liability exists) of the Principal Stockholders under Section 9.2(a) shall be limited to the Total Consideration received by the Principal Stockholders under this Agreement; provided, however, that nothing herein shall limit the liability: (i) of Target for any breach of representation, warranty or covenant if the Merger does not close, (ii) of the Principal Stockholders in connection with a breach of the representations and warranties of Target in Section 2.7 (Absence of Undisclosed Liabilities) or any breach by such stockholder of an agreement executed with the Acquiror, or (iii) of any officer, director or stockholder of the Target for such person’s or entity’s fraud or intentional misrepresentation. “Total Consideration” means the total amount paid by Acquiror under this Agreement to or on behalf of Target and all Principal Stockholders of Target including but not limited to the Merger Consideration, the Acquiror Stock Value, the SVB Payment and any other amounts paid by Acquiror to SVB on behalf of Target or a Principal Stockholder, and any amounts paid to a Principal Stockholder towards the FTV Contingent Payment.

(c)        Reimbursement of Indemnification Payments. If and to the extent that any Principal Stockholder makes any indemnification payment to any Indemnified Person under this Section 9.2 (each such payment, a “Reimbursable Indemnification Payment”), the amount of such Reimbursable Indemnification Payment shall be deducted from any future Earn-Out Consideration otherwise payable under this Agreement, and shall instead be paid to such Principal Stockholder as reimbursement for the payment by such Principal Stockholder of such Reimbursable Indemnification Payment.

9.3        Damages Threshold. Notwithstanding the foregoing, Acquiror shall not be entitled to any indemnification funds unless and until a certificate signed by an officer of Acquiror (an “Officer’s Certificate”) identifying Damages in the aggregate amount in excess of $5,000 has been delivered to the indemnifying party by Acquiror. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

9.4        Procedures for Indemnification.

(a)        In order for an eligible person making a claim for indemnification under Section 9.2 (an “Indemnified Party”) to be entitled to any indemnification provided for under such Section 9.2 in respect of, arising out of or involving a Third Party Claim, such Indemnified Party must notify the party (or parties) obligated to provide such indemnification under Section 9.2 (an “Indemnifying Party”) in writing of the Third Party Claim within 20 business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.2 except to the extent the applicable Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnified Party alone shall conduct and control the defense of such Third Party Claim. The Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnified Party without the consent of the Indemnifying Party shall not be determinative of the validity or amount of the claim against the Indemnifying Party under Section 9.2 unless the Indemnifying Party shall have consented to such entry or judgment or settlement. For the purposes of this Agreement, the term “Third Party Claim” means any action, suit, proceeding, hearing, investigation, arbitration, charge, complaint, claim, or demand by a person other than a person from which indemnification may be sought under Section 8 hereof.

(b)        In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement other than in respect of, arising out of or involving a Third Party Claim, such Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided under Section 9.2 except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure. If the Indemnifying Party does not notify the Indemnified Party, in writing, within 20 business days following its receipt of such notice that the Indemnifying Party disputes the liability claimed by the Indemnified Party under Section 9.2, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability for which the Indemnified Party is entitled to indemnification under Section 9.2 and the Indemnified Party shall be entitled to recover the amount of the Losses suffered by the Indemnified Party. If the Indemnifying Party does notify the Indemnified Party, in writing, of its dispute within such 20 business-day period, then the Indemnifying Party and the Indemnified Party shall cooperate in good faith for a period of no less than 15 days to resolve any such dispute in a mutually satisfactory manner, if no such resolution can be obtained within such 15-day period, then either party may seek any remedies available to it under applicable law with respect to the resolution of such disputed matters.

SECTION TEN

10.     General Provisions.

10.1        Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice,

(a)	if to Acquiror or Merger Sub, to: Ellie Mae, Inc. 4155 Hopyard Road, Suite 200 Pleasanton, CA 94588 Attention: President Facsimile No.: (925) 227-7000 Telephone No.: (925) 227-9030

(b)	if to Target, to: Mavent Holdings Inc. 3 Park Plaza, Suite 700 Irvine, CA 92614 Attention: Chief Executive Officer Facsimile No.: (949) 474-4703 Telephone No.: (949) 474-4732

(c)

if to the Principal Stockholders or the Exchange Agent, to:

c/o FTV Capital

555 California Street, Suite 2900

San Francisco, CA 94101

Attention: General Counsel

Facsimile No.: (415) 229-3005

Telephone No.: (415) 229-3000

10.2        Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 25, 2009. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.3        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.4        Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(c) and (f), 1.7, 1.8, 1.9, 1.12, 6.8 and 9.2; and (c) shall not be assigned by operation of law or otherwise.

10.5        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

10.6        Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7        Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties to this Agreement consents to the exclusive jurisdiction and venue of the courts of the state and federal courts of County of San Francisco, California.

10.8        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9        Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon the parties and their respective successors and assigns.

[Signature Page Follows]

Target, Acquiror, Merger Sub and the Principal Stockholders have executed this Agreement as of the date first written above.

TARGET

MAVENT HOLDINGS INC.

BY:	/s/ Louis Pizante

Name:	Louis Pizante

Title:	(Print) President and CEO

Address:	3 Park Plaza Suite 700, Irvine, CA 92614

ACQUIROR

ELLIE MAE, INC.

By:	/s/ Sig Anderman

Name:	Sig Anderman

Title:	(Print) CEO

Address:	4155 Hopyard Road #200 Pleasanton, CA 94588

MERGER SUB:

MAVENT ACQUISITION CORP.

By:	/s/ Edgar Luce

Name:	Edgar Luce

Title:	(Print) President, CFO

Address:	4155 Hopyard Road #200 Pleasanton, CA 94588

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

PRINCIPAL STOCKHOLDERS

FINANCIAL TECHNOLOGY VENTURES, L.P.

By:	Financial Technology Management, LLC

By:	/s/ Robert Huret
Robert Huret, Managing Member

FINANCIAL TECHNOLOGY VENTURES (Q), L.P.

By:	Financial Technology Management, LLC

By:	/s/ Robert Huret
Robert Huret, Managing Member

FINANCIAL TECHNOLOGY VENTURES II, L.P.

By:	Financial Technology Management II, LLC

By:	/s/ Robert Huret
Robert Huret, Managing Member

FINANCIAL TECHNOLOGY VENTURES II (Q), L.P.

By:	Financial Technology Management II, LLC

By:	/s/ Robert Huret
Robert Huret, Managing Member

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER